Exhibit  23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2010 Stock Incentive Plan of Accretive Health, Inc. of our reports dated March 10, 2016, with respect to the consolidated financial statements of Accretive Health, Inc. and the effectiveness of internal control over financial reporting of Accretive Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
December 14, 2016